Exhibit 99.1

NYSE: MMP

Date:	June 17, 2009

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Affirms Annual Distributable Cash Flow Guidance

Updates Second-Quarter and Annual Earnings Expectation due to Recent Significant Increase in

Petroleum Prices

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) affirmed today its previous 2009 annual guidance for distributable cash flow of approximately $330 million.

Specific to net income per limited partner unit, management currently estimates $2.50 for full year 2009 and approximately 30 cents for second quarter. The updated guidance is primarily due to the higher-than-expected increases in petroleum prices which will result in negative mark-to-market (MTM) adjustments, mostly in the second quarter, for New York Mercantile Exchange (NYMEX) positions that are used to hedge the partnership’s petroleum products blending and fractionation activities. While these positions do provide an economic hedge for these activities, they do not meet the requirements for hedge accounting treatment. As a result, the partnership recognizes NYMEX MTM adjustments for open positions related to expected future physical product sales.

In a rising price environment, such as that experienced so far in second quarter, unrealized MTM losses will be included in current quarterly net income if the current petroleum prices are higher than the pricing of the partnership’s existing NYMEX positions that will be settled with future physical product sales.

“Despite the accounting adjustments related to our commodity hedges that impact net income, the net sales margin we will ultimately earn from the underlying physical activities is very favorable,” said Don Wellendorf, chief executive officer. “Distributable cash flow remains the most relevant financial measure for a publicly traded partnership, which we continue to expect to be approximately $330 million for 2009, representing one of Magellan’s strongest years in our history.”

Management continues to believe that 15% or less of the partnership’s operating margin will come from its commodity-related activities, with the large majority of its operating margin generated by fee-based transportation and terminals services.

Although management continues to expect the proposed simplification of its capital structure, which was announced in early March, to close during third quarter 2009, the full year estimates do not include the impact of the simplification due to uncertainty of exact timing.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com. MMP’s general partner interest and related incentive distribution rights are owned by Magellan Midstream Holdings, L.P. (NYSE: MGG).

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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at projected costs; (2) price fluctuations for natural gas liquids and refined petroleum products; (3) overall demand for natural gas liquids, refined petroleum products, natural gas, oil and ammonia in the United States; (4) changes in the partnership’s tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board and state regulatory agencies; (5) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership’s services; (6) changes in the throughput or interruption in service on petroleum products pipelines owned and operated by third parties and connected to the partnership’s petroleum products terminals or petroleum products pipeline system; (7) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (8) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (9) an increase in the competition the partnership’s operations encounter; (10) continued disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending and (11) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission (SEC). The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

MMP and MGG have filed a joint proxy statement/prospectus and other documents with the SEC in relation to the proposed simplification of their capital structure. Investors and security holders are urged to read these documents carefully because they contain important information regarding MMP, MGG and the simplification. Once finalized, a definitive joint proxy statement/prospectus will be sent to unitholders of MMP and MGG seeking their approvals as contemplated by the simplification agreement. Once available, investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents containing information about MMP and MGG at the SEC’s website at www.sec.gov. Copies of the joint proxy statement/prospectus and the SEC filings incorporated by reference in the joint proxy statement/prospectus may also be obtained free of charge by contacting Investor Relations at (877) 934-6571 or by accessing www.magellanlp.com or www.mgglp.com.

MMP, MGG and the officers and directors of the general partner of each partnership may be deemed to be participants in the solicitation of proxies from their security holders. Information about these persons can be found in the annual report and proxy statement for each partnership as filed with the SEC, and additional information about such persons may be obtained from the joint proxy statement/prospectus.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.